EXHIBIT (3)(a)(2)

AMENDMENT NO. 8 AND NOVATION TO AMENDED AND RESTATED PRINCIPAL

UNDERWRITING AGREEMENT

AMENDMENT NO. 8 AND NOVATION TO

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

Amendment to the Amended and Restated Principal Underwriting Agreement, dated as of May 1, 2002, by and between AFSG Securities Corporation (“AFSG”) and Transamerica Life Insurance Company (“Transamerica”) (the “Agreement”).

WHEREAS, effective May 1, 2007, all underwriting and primary distribution activities for variable life insurance and annuity contracts (“Contracts”) and the separate investment accounts (“Account”) issued by Transamerica have been assigned to Transamerica Capital, Inc. (“TCI”), located at 4333 Edgewood Road N.E. Cedar Rapids, IA 52499.

WHEREAS, effective May 1, 2007, there is a novation of parties to the Agreement, whereby AFSG is replaced by affiliate TCI.

WHEREAS, effective May 1, 2007, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit A.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, AFSG, TCI and Transamerica (the “parties”), intending to be legally bound, hereby agree as follows:

1.        Agreement Remains Effective. Unless expressly modified by this Amendment and Novation, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2.        Amendment of Introductory Paragraph. The parties agree that the Introductory Paragraph of the Agreement shall be amended as follows:

THIS AMENDED AND REINSTATED PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 1st day of May, 2002, by and between TRANSAMERICA CAPITAL, INC. (“TCI”), an Iowa corporation, and TRANSAMERICA LIFE INSURANCE COMPANY (“Transamerica”), an Iowa corporation, on its own behalf and on behalf the separate investment accounts of Transamerica set forth in Exhibit A attached hereto and made a part hereof (collectively, the “Account”).

All references to the parties throughout the Agreement shall be changed to reflect the new names of the parties to the Agreement.

3.        Entire Agreement and Modification. This Amendment and Novation and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties listed below.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment and Novation on the dates indicated.

TRANSAMERICA CAPITAL, INC.		TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Rob Frederick	By:	/s/ Darin D. Smith
Rob Frederick		Darin D. Smith

Title:	Executive Vice President	Title:	Vice President
and Chief Operating Officer

AFSG SECURITIES CORPORATION

By:	/s/ Lisa A. Wachendorf
Lisa A. Wachendorf

Title:	Vice President and
Chief Compliance Officer

EXHIBIT A

Separate Accounts

1.	Separate Account VA A

2.	Separate Account VA B

3.	Separate Account VA C

4.	Separate Account VA D

5.	Separate Account VA E

6.	Separate Account VA F

7.	Separate Account VA I

8.	Separate Account VA J

9.	Separate Account VA K

10.	Separate Account VA L

11.	Separate Account VA P

12.	Retirement Builder Variable Annuity Account

13.	Separate Account VL A

14.	Separate Account VUL A

15.	Transamerica Corporate Separate Account Sixteen

16.	PFL Corporate Account One

17.	PFL Corporate Separate Account Four

18.	PFL Corporate Account Three

19.	TA PPVUL 1

20.	Separate Account VA Q

21.	Separate Account VA R

22.	Separate Account VA S

23.	Separate Account VA W

24.	Separate Account VA X

25.	Separate Account VA-1

26.	Separate Account VA-6

27.	Separate Account VA-7

28.	Separate Account VA-8

29.	Separate Account VA Y

30.	Separate Account VA Z